EXHIBIT 12
STATEMENT REGARDING COMPUTATION OF RATIO OF EARNINGS
TO FIXED CHARGES AND RATIO OF EARNINGS TO COMBINED FIXED
CHARGES AND PREFERRED STOCK DIVIDENDS
(UNAUDITED)

						Three Months
						Ended
	Year Ended December 31,					March 31,
	2004	2005	2006	2007	2008	2008	2009
Earnings:
Pretax income from continuing operations before adjustment for income or loss from equity investees (1)	$66,531	$63,627	$89,225	$110,962	$145,413	$33,471	$48,580
Fixed charges	75,201	84,262	101,263	149,439	154,857	39,697	35,104
Capitalized interest	(875)	(665)	(4,470)	(12,526)	(25,029)	(5,167)	(9,865)
Amortized premiums, discounts and capitalized expenses related to indebtedness	1,623	1,738	3,403	8,413	11,231	2,790	2,772
Noncontrolling interest in pre-tax income of subsidiaries that have not incurred fixed charges	0	0	(13)	(238)	(126)	(62)	(2)

Earnings	$142,480	$148,962	$189,408	$256,050	$286,346	$70,729	$76,589

Fixed charges:
Interest expense (2)	$75,949	$85,335	$100,196	$145,326	$141,059	$37,320	$28,011
Capitalized interest	875	665	4,470	12,526	25,029	5,167	9,865
Amortized premiums, discounts and capitalized expenses related to indebtedness	(1,623)	(1,738)	(3,403)	(8,413)	(11,231)	(2,790)	(2,772)

Fixed charges	$75,201	$84,262	$101,263	$149,439	$154,857	$39,697	$35,104

Consolidated ratio of earnings to fixed charges	1.89	1.77	1.87	1.71	1.85	1.78	2.18

Earnings:
Pretax income from continuing operations before adjustment for income or loss from equity investees (1)	$66,531	$63,627	$89,225	$110,962	$145,413	$33,471	$48,580
Fixed charges	75,201	84,262	101,263	149,439	154,857	39,697	35,104
Capitalized interest	(875)	(665)	(4,470)	(12,526)	(25,029)	(5,167)	(9,865)
Amortized premiums, discounts and capitalized expenses related to indebtedness	1,623	1,738	3,403	8,413	11,231	2,790	2,772
Noncontrolling interest in pre-tax income of subsidiaries that have not incurred fixed charges	0	0	(13)	(238)	(126)	(62)	(2)

Earnings	$142,480	$148,962	$189,408	$256,050	$286,346	$70,729	$76,589

Fixed charges:
Interest expense (2)	$75,949	$85,335	$100,196	$145,326	$141,059	$37,320	$28,011
Capitalized interest	875	665	4,470	12,526	25,029	5,167	9,865
Amortized premiums, discounts and capitalized expenses related to indebtedness	(1,623)	(1,738)	(3,403)	(8,413)	(11,231)	(2,790)	(2,772)

Fixed charges	75,201	84,262	101,263	149,439	154,857	39,697	35,104
Preferred stock dividends	12,737	21,594	21,463	25,130	23,201	6,147	5,524

Combined fixed charges and preferred stock dividends	$87,938	$105,856	$122,726	$174,569	$178,058	$45,844	$40,628

Consolidated ratio of earnings to combined fixed charges and preferred stock dividends	1.62	1.41	1.54	1.47	1.61	1.54	1.89

(1)	In accordance with FASB Statement No. 144, we have reclassified the income and expenses attributable to the properties sold prior to or held for sale at March 31, 2009 to discontinued operations.

(2)	For purposes of this statement, interest expense consists of interest on all indebtedness including amounts allocated to discontinued operations in accordance with FASB Statement No. 144. It also reflects additional interest expense as a result of retroactively adopting FSP 14-1 on January 1, 2009.